AMENDMENT TO
                   AGREEMENT AND PLAN OF MERGER


      This Amendment to Agreement and Plan of Merger, dated as of January 7, 1994, is entered into by and between Regency Health Services, Inc., a Delaware corporation ("Regency"),and Care Enterprises, Inc., a Delaware corporation ("Care").

      WHEREAS, Regency and Care entered into the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 20, 1993; and

      WHEREAS, Regency and Care desire to amend the Merger Agreement to provide that the Merger (as defined in the Merger Agreement) shall occur by merging a newly formed wholly owned subsidiary of Regency with and into Care in a tax-free reorganization under section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Section 2.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, and in accordance with the GCL, at the Effective Time, Care Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Regency to be formed prior to the Effective Time ("Merger Sub"), shall be merged with and into Care. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Care shall continue as the surviving corporation of the Merger (the "Surviving Subsidiary") and shall succeed to and assume all the rights and obligations of Merger Sub.

     2. Section 2.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           Section 2.4 Certificate of Incorporation and Bylaws.

               (a) The Restated Certificate of Incorporation of Regency (the "Regency Certificate"), attached hereto as Exhibit A, shall be the Certificate of Incorporation of Regency following the Merger.

               (b) The Bylaws of Regency as in effect immediately prior to the Effective Time shall be the Bylaws of Regency following the Merger
     (until duly amended in accordance with applicable law).

               (c) The officers and directors of Regency following the Merger shall be as set forth on Exhibit C.

               (d) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be substantially in the form of Exhibit A and shall be the Certificate of Incorporation of the Surviving Subsidiary (the "Surviving Subsidiary Certificate"), except that the name of the corporation specified therein shall be Care Enterprises, Inc.

               (e) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be substantially in the form of Exhibit B and shall be the Bylaws of the Surviving Subsidiary (until duly amended in accordance with applicable law).

               (f) The directors of the Surviving Subsidiary following the Merger shall be those persons set forth on Exhibit C as directors of Regency. The officers of the Surviving Subsidiary following the Merger shall be those persons set forth on Exhibit C as officers of Regency, each to hold the same office that he will hold in Regency.

     3. Section 2.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           Section 2.6 Conversion of Care Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Regency, Care or Merger Sub:
     (i) each share of Care Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Regency or any of its Subsidiaries, held in Care's treasury or owned by any Subsidiary of Care, and other than Dissenting Shares) shall automatically be converted into 0.71 of a share of Regency Common Stock (the "Exchange Ratio"); (ii) each share of Care Common Stock issued and outstanding immediately prior to the Effective Time and owned by Regency or any of its Subsidiaries, held in Care's treasury or owned by any Subsidiary of Care, shall be cancelled and cease to exist at and after the Effective Time and no consideration shall be delivered with respect thereto; (iii) each share of common stock of Merger Sub shall be converted into and become one share of Common stock of the Surviving Subsidiary; and (iv) each share of common stock of Surviving Subsidiary issued and outstanding and owned by Regency immediately prior to the Effective Time shall be cancelled and cease to exist at and after the Effective Time and no consideration shall be delivered with respect thereto.

     4. Section 2.8(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

               (e) All shares of Regency Common Stock issued upon the surrender for exchange of shares of Care Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Care Common Stock, subject, however, to the Surviving Subsidiary's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Care on such shares of Care Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Subsidiary of shares of Care Common Stock that were outstanding immediately prior to the Effective Time.
     If, after the Effective Time, Certificates are presented to the Surviving Subsidiary for any reason, they shall be cancelled and exchanged as provided in this Article II.

     5. Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           Section 3.1 Actions to be Taken by Regency and Merger Sub at the Effective Time with Respect to Corporate Governance. Regency and Merger Sub shall take all actions necessary to cause each of the following to occur at the Effective Time:

               (a) The Bylaws of Regency (the "Regency Bylaws") shall be amended and restated in their entirety as set forth in Exhibit B hereto.

               (b) The Bylaws of Surviving Subsidiary (the "Surviving Subsidiary Bylaws") shall be amended and restated in their entirety substantially as set forth in Exhibit B hereto.

               (c) The number of directors constituting the entire Board of Directors of Regency shall be eight. Initially, such Board of Directors shall be comprised of the persons listed as such on Exhibit C hereto, and they shall serve as members of the classes therein indicated. If, prior to the Effective Time, one or more of such person are unwilling, or are unable, to serve as a director, their replacements(s) shall be selected by the Regency Board of Directors if the word "Regency" appears opposite such person's name on Exhibit C, or the Care Board of Directors is the word "Care" appears opposite such person's name on Exhibit C.

               (d) The Board of Directors of the Surviving Subsidiary shall be comprised of those persons listed on Exhibit C as directors of Regency.

               (e) The officers of Regency shall be the persons designated on Exhibit C hereto, holding the positions and having the responsibilities therein indicated; provided, that if any such persons are unwilling or unable to serve in such capacities, their replacements shall be selected by the Regency Board of Directors as constituted immediately after the Effective Time.

               (f) The officers of Surviving Subsidiary shall be the persons designated on Exhibit C hereto as officers of Regency, each to hold the same office that he will hold in Regency.

               (g) The foregoing directors and officers of Regency and Surviving Subsidiary shall hold their positions until their death, resignation or removal or the election or appointment of their successors in the manner provided in the Regency Certificate and the Regency Bylaws or the Surviving Subsidiary Certificate and the Surviving Subsidiary Bylaws, as the case may be, and applicable law.

     6. Article VII of the Merger Agreement is hereby amended and supplemented to add the following Section 7.18:

           Section 7.18 Merger Sub Activities. Until the Effective Time (i) except in connection with or furtherance of the transactions contemplated by this Agreement, Merger Sub will incur no obligations or liabilities nor engage in any business or activities of any type or kind whatsoever or enter into any agreements or arrangements with any person or entity and (ii) Merger Sub will take no action that would jeopardize the treatment of the transactions contemplated hereby as a "pooling of interests" for accounting purposes.

     7. Section 8.3(e) is hereby amended and restated in its entirety as follows:

               (e) Care shall have received an opinion of Sidley & Austin, in form and substance satisfactory to Care, dated the Effective Time, substantially to the effect that on the basis of facts, representation and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time:

                   (i) The Merger will constitute a reorganization for Federal income tax purposes within the meaning of Section 368(a) of the Code, and Care, Merger Sub and Regency will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

                   (ii) No gain or loss will be recognized by Care as a result of the Merger;

                   (ii) No gain or loss will be recognized by the stockholders of Care upon the conversion of their Care Common Stock into shares of Regency Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Regency Common Stock;

                   (iv) The aggregate tax basis of the shares of Regency
               Common Stock received in exchange for shares of Care Common Stock pursuant to the Merger will be the same as the aggregate tax basis of such shares of Care Common Stock, decreased by the amount of any tax basis allocable to the fractional share interest for which cash is received; and

                   (v) The holding period for shares of Regency Common Stock
               received in exchange for shares of Care Common Stock pursuant to the Merger will include the period that such shares of Common Stock were held by the holder, provided such shares of Care Common Stock were held as capital assets by the holder on the Effective Time.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           REGENCY HEALTH SERVICES, INC.


                                           By:  /S/ Cecil Mays
                                                ----------------------
                                                Name:  Cecil Mays
                                                Title: Chairman of the Board
                                                       of Directors, Chief
                                                       Executive Officer and
                                                       President





                                           CARE ENTERPRISES, INC.



                                           By:  /S/ Richard K. Matros
                                                ----------------------
                                                Name:  Richard K. Matros
                                                Title: President and
                                                       Chief Executive
                                                       Officer